As filed with the Securities and Exchange Commission on April 1, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE WET SEAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0415940
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26972 Burbank

Foothill Ranch, California 92610

(Address of Principal Executive Offices)

THE WET SEAL, INC.

AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN

(Full title of the plan)

Susan P. McGalla

Chief Executive Officer

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, California 92610

(Name and address of agent for service)

(949) 699-3900

(Telephone number, including area code, of agent for service)

Copy to:

Ackneil M. Muldrow, III, Esq.

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A Common Stock, par value $0.10 per share	5,000,000 shares	$4.06	$20,300,000	$2,356.83

(1)	Issuable upon stock awards to be granted or upon exercise of options granted or to be granted under The Wet Seal, Inc. 2005 Stock Incentive Plan, as amended (the “Plan”). Represents an increase in the number of shares of Class A common stock of The Wet Seal, Inc., a Delaware corporation (the “Registrant”), available for issuance under such Plan from 12,500,000 to 17,500,000, such increase approved on May 19, 2010 by the Registrant’s stockholders. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(c) of the Securities Act, the proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price for up to 5,000,000 shares of Class A common stock (the “Common Stock”) are estimated solely for purposes of calculating the registration fee and is based on the average of the high and low prices of the Common Stock of $4.06 per share as quoted on the NASDAQ Global Select Market on March 29, 2011.

EXPLANATORY NOTE

This Registration Statement is being filed for the purpose of registering additional securities of the same class as other securities for which Registration Statement No. 333- 130007 on Form S-8, as filed with the Securities and Exchange Commission (“SEC”) on November 30, 2005, relating to The Wet Seal, Inc. 2005 Stock Incentive Plan (the “Plan”), is effective (the “Original Registration Statement”). This Registration Statement is registering an additional 5,000,000 shares of Class A common stock of The Wet Seal, Inc. (the “Registrant”), increasing the maximum number of shares available to be issued under the Plan from 12,500,000 shares to 17,500,000 shares of Class A common stock. This increase in the maximum number of shares of the Registrant’s Class A common stock available for issuance under the Plan was approved by the Registrant’s stockholders at an annual meeting on May 19, 2010.

Pursuant to General Instruction E to Form S-8, the contents of the Original Registration Statement are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents previously filed with the Securities and Exchange Commission (“SEC”) by the Registrant pursuant to the Securities Exchange Act of 1934 are incorporated by reference herein and shall be deemed a part hereof:

•	Annual Report on Form 10-K for the fiscal year ended January 29, 2011, filed on March 30, 2011;

•	Current Report on Form 8-K, filed on February 9, 2011;

•	Current Report on Form 8-K, filed on March 24, 2011;

•	Current Report on Form 8-K, filed on March 25, 2011;

•	Current Report on Form 8-K, filed on March 29, 2011; and

•

The description of the Company’s Class A common stock set forth in the Registrant’s registration statement on Form S-1 filed on July 30, 1990, including any amendments or reports filed for the purposes of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. The Registrant is not, however, incorporating by reference any documents or portions thereof or exhibits thereto, whether specifically listed above or filed in the future, that are deemed not “filed” with the SEC, including the Registrant’s compensation committee reports and performance graph included or incorporated by reference in any Annual Report on Form 10-K or any information or related exhibits furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8.	EXHIBITS.

Exhibit No.	Exhibit

5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature pages to this Registration Statement)

99.1	The Wet Seal, Inc. Amended and Restated 2005 Stock Incentive Plan

ITEM 9.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

Provided, however, That:

Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 1, 2011

THE WET SEAL, INC.

By:	/s/ Steven H. Benrubi
Name: Steven H. Benrubi
Title: Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Susan P. McGalla and Steven H. Benrubi, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Susan P. McGalla Susan P. McGalla	Chief Executive Officer (Principal Executive Officer)	April 1, 2011

/s/ Steven H. Benrubi Steven H. Benrubi	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 1, 2011

/s/ Harold D. Kahn Harold D. Kahn	Chairman of the Board of Directors	April 1, 2011

/s/ Jonathan Duskin Jonathan Duskin	Director	April 1, 2011

/s/ Sidney M. Horn Sidney M. Horn	Director	April 1, 2011

/s/ Kenneth M. Reiss Kenneth M. Reiss	Director	April 1, 2011

/s/ Henry D. Winterstern Henry D. Winterstern	Director	April 1, 2011

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